EXHIBIT 99.1

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30, 2006	December 31, 2005
	(Unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents (Note 2)	$264.5	$95.5
Due from affiliates	23.6	34.4
Receivables, trade and other, net of allowance of $4.0 in 2006 and $4.5 in 2005	119.2	114.0
Accrued receivables	378.5	615.3
Loans to affiliates (Note 10)	679.8	616.2
Inventory (Note 5)	177.2	139.2
Other current assets	13.5	21.4
	1,656.3	1,636.0

Long-term loans to affiliates (Note 10)	398.7	341.3
Property, plant and equipment, net (Note 6)	3,755.3	3,312.1
Other assets (Note 4)	189.2	115.1
Goodwill (Note 2)	375.4	367.9
	$6,374.9	$5,772.4

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other (Note 2)	$257.3	$283.8
Accrued purchases	388.2	646.7
Due to affiliates	18.9	14.9
Other current liabilities	51.0	33.2
Loans from affiliates (Note 10)	418.2	94.8
Current maturities of long-term debt (Note 7)	148.0	31.0
	1,281.6	1,104.4

Long-term debt (Note 7)	1,827.4	1,799.9
Loans from affiliates (Note 10)	173.0	151.8
Environmental liabilities (Note 8)	4.2	4.8
Deferred tax liabilities (Note 9)	219.7	191.9
Other long-term liabilities (Note 12)	208.7	334.4
	3,714.6	3,587.2

Commitments and contingencies (Note 11)

Noncontrolling interest	1,599.1	1,241.9
Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—817,362 in 2006 and 2005; no par value	—	—
Contributed surplus	532.2	529.0
Retained earnings	400.1	343.7
Accumulated other comprehensive income (Note 13)	128.9	70.6
	1,061.2	943.3
	$6,374.9	$5,772.4

The accompanying notes are an integral part of these Consolidated Statements of Financial Position.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(UNAUDITED)

1.                                      NATURE OF OPERATIONS

Enbridge Energy Company, Inc. and its consolidated subsidiaries, referred to herein as “we”, “us”, and the “Company”, is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). The Company is owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

We are the sole general partner of the Partnership and are responsible for its management.  In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at September 30, 2006 and December 31, 2005, as follows:

Ownership Interest	September 30, 2006	December 31, 2005

General Partner interest	2.0%	2.0%
Limited Partner interest (1)	11.9%	5.8%
Direct ownership	13.9%	7.8%

Effective ownership through Enbridge Management (2)	2.7%	3.0%
Direct and indirect ownership	16.6%	10.8%

(1)     The Company owned 3,912,750 Class B common units at September 30, 2006 and December 31, 2005, and 5,434,783 Class C units at September 30, 2006, representing limited partner interests in the Partnership.

(2)     The Company owned 2,142,524 and 2,015,854 Listed and Voting Shares of Enbridge Management at September 30, 2006 and December 31, 2005, respectively, which equates to an indirect limited partner interest in the Partnership.

In addition to our general and limited partner interest in the Partnership, we also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services.

Our wholly-owned subsidiary, Enbridge Employee Services, Inc. (“EES”), provides employees and employee benefits services to us, and our affiliates including Enbridge Management, the Partnership (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group based on an allocation methodology consistent with the Enbridge corporate cost allocation policy including estimated time spent, miles of pipe and headcount.  EES does not charge nor does it recognize any profit or margin for any amounts allocated to members of the Group.

The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transmission and marketing assets in the United States of America.  The Partnership provides the following services:

•       Interstate pipeline transportation and storage of crude oil and liquid petroleum;

•       Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

•       Providing supply, transmission and sales services, including purchasing and selling natural gas and NGLs.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Our Consolidated Statements of Financial Position are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Preparation of these Consolidated Statements of Financial Position requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities. Our management regularly evaluates these estimates, utilizing historical experience, consultation with experts and other methods considered reasonable in the circumstances.  Nevertheless, actual results may differ significantly from these estimates and assumptions.  We record the effect of any revisions to these estimates in our Consolidated Statements of Financial Position in the period in which the facts that give rise to the revision become known.

Principles of Consolidation

The Consolidated Statements of Financial Position include the accounts of the Company and its subsidiaries on a consolidated basis. Significant intercompany accounts and transactions have been eliminated in consolidation. We own all of the voting interest in Enbridge Management. Accordingly, the accounts of Enbridge Management have been included in our Consolidated Statements of Financial Position.  We also hold an approximate 78 percent interest in Frontier Pipeline Company (“Frontier”), which is included in our Consolidated Statements of Financial Position.  We are the general partner of Enbridge Energy Partners, L.P. (the “Partnership”) and exercise control over the Partnership.  Pursuant to the provisions of Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), we have retrospectively included the accounts of the Partnership in our Consolidated Statements of Financial Position and related notes at September 30, 2006 and December 31, 2005, after elimination of all significant intercompany transactions, under a transition method provided by the EITF.  Refer to Note 3 for additional discussion regarding our adoption of EITF 04-5.

Regulation

Certain of our liquids and natural gas activities are subject to regulation by the Federal Energy Regulatory Commission (“FERC”) and various state authorities. Regulatory bodies exercise statutory authority over matters such as construction, rates and underlying accounting practices, and ratemaking agreements with customers.

Certain of our natural gas systems are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded for non-FERC jurisdictional entities under U.S. GAAP.

Cash and Cash Equivalents

Cash equivalents are defined as all highly marketable securities with maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value because of the short term to maturity of these investments.

We extinguish liabilities when a creditor has relieved us of our obligation, which occurs when our financial institution honors a check that the creditor has presented for payment. Accordingly, obligations for which we have issued check payments that have not yet been presented to the financial institution of approximately $35.3 million at September 30, 2006 and $46.5 million at December 31, 2005, are included in Accounts payable and other on the Consolidated Statements of Financial Position.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable if we determine that we will not collect all or part of the outstanding balance. Collectibility is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method.

Inventory

Inventory includes product inventory and materials and supplies inventory.  All inventories are valued at the lower of cost or market.  The product inventory consists of liquids and natural gas.  Upon disposition, product inventory is reduced for the weighted average cost of the inventory.

Operational Balancing Agreements and Natural Gas Imbalances

To facilitate deliveries of natural gas and provide for operational flexibility, we have operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of gas a shipper schedules for transportation between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than the volumes the shipper previously scheduled, a gas imbalance is created. The imbalances are settled through periodic cash payments or repaid in kind through the receipt or delivery of natural gas in the future. Gas imbalances are recorded as current assets or current liabilities on the balance sheet using the posted index prices, which approximate market rates, or our weighted average cost of gas.

Property, Plant and Equipment

We capitalize expenditures related to property, plant and equipment, subject to a minimum rule, that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are extended, replaced or improved; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule, in addition to maintenance and repair costs, are expensed as incurred.

During construction, we capitalize direct costs, such as labor and materials, and other costs, such as direct overhead and interest at our weighted average cost of debt, and, in our regulated businesses that apply the provisions of Statement of Financial Accounting Standards No. 71,  Accounting for the Effects of Certain Types of Regulation, or SFAS No. 71, an equity return component.

We categorize our capital expenditures as either core maintenance or enhancement expenditures. Core maintenance expenditures are necessary to maintain the service capability of our existing assets and include the replacement of system components and equipment that are worn, obsolete or near the end of their useful lives. Examples of core maintenance expenditures include valve automation programs, cathodic protection, zero-hour compression overhauls and electrical switchgear replacement programs. Enhancement expenditures improve the service capability of our existing assets, extend asset useful lives, increase capacities from existing levels, reduce costs or enhance revenues, and enable us to respond to governmental regulations and developing industry standards. Examples of enhancement expenditures include the costs associated with installation of seals, liners and other equipment to reduce the risk of environmental contamination from crude oil storage tanks, costs of sleeving a major segment of the pipeline system following an integrity tool run and natural gas or crude oil well-connects, and mainline systems expansions.

Regulatory guidance issued by the FERC in 2005 requires us to expense certain costs associated with implementing the pipeline integrity management requirements of the U.S. Department of Transportation’s Office of Pipeline Safety.  Under this guidance, beginning January 2006, we are not permitted to capitalize costs to 1) prepare a plan to implement the program, 2) identify high consequence areas, 3) develop and maintain a record keeping system and 4) inspect, test and report on the condition of affected pipeline segments to determine the need for repairs or replacements.

We record property, plant and equipment at its original cost and depreciate our assets over the lesser of the estimated remaining useful lives or the estimated remaining lives of the crude oil or natural gas production in the basins the assets serve.  The determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by the assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs.  We routinely use consultants and other experts to assist us in assessing the remaining lives of our assets and/or the crude oil or natural gas production in the basins we serve.

We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of our assets.  We continually monitor our businesses and the market and business environments to identify indicators that might suggest an asset may not be recoverable.  We evaluate the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset.  These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors.  We recognize an impairment loss when it does not appear we will recover the book value of the asset and when the carrying amount of an asset exceeds its fair value.  The fair value is determined by quoted market prices in active markets or present value techniques if quotes are unavailable.  The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of property, plant and equipment and the recognition of an impairment loss.  We have not recognized any impairments in 2006 or 2005.

Asset Retirement Obligations

We record a liability for the fair value of asset retirement obligations, on a discounted basis, in the period in which the liability is incurred, typically at the time the assets are installed or acquired, if a reasonable estimate of fair value can be made. We capitalize the costs associated with the asset retirement obligations as part of the carrying cost of the related assets. We recognize an ongoing expense for the interest component of the liability as part of depreciation expense resulting from changes in the value of the retirement obligation due to the passage of time.  We depreciate the initial capitalized costs over the useful lives of the related assets.  We extinguish liabilities for asset retirement obligations when assets are taken out of service or otherwise abandoned.

In December 2005, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 requires us to recognize a liability and related asset, consistent with SFAS No. 143, for the fair value of conditional asset retirement obligations that we can reasonably estimate.  FIN 47 also provides specific guidance regarding when an asset retirement obligation is reasonably estimable including when sufficient information is available to apply an expected present value technique.  Our implementation of FIN 47 did not have a material effect on the Consolidated Statements of Financial Position.

No assets are legally restricted for purposes of settling our asset retirement obligations at September 30, 2006 or December 31, 2005.  Beginning January 1, 2005, the accounts and balances of the Partnership are included in our Consolidated Statements of Financial Position due to our adoption of EITF 04-5 as discussed in Note 3.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.  Goodwill is not amortized but is tested for impairment annually based on June 30th balances, during the third quarter, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered.  Impairment occurs when the carrying amount of a reporting unit exceeds its fair value.  At the time we determine that an impairment has occurred, we write the carrying value of goodwill down to its fair value.  To estimate the fair value of the reporting units, we make estimates and judgments about future cash flows, as well as revenue, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with our most recent five-year plan, which we use to manage our business.  We have not recorded any impairments in 2006 or 2005.

Prior to our adoption of EITF No. 04-5 as discussed in Note 3, we accounted for our investment in the Partnership under the equity method. The difference between the cost of our investment and our underlying equity in the net assets of the Partnership was recorded as equity method goodwill. Upon our adoption of EITF No. 04-5, we ceased accounting for our investment in the Partnership under the equity method and began consolidating the accounts of the Partnership in our consolidated financial statements. As a result, we have classified the equity method goodwill as goodwill in our Consolidated Statements of Financial Position.

Intangibles, Net

Intangibles, net, are included in other assets and consist of natural gas purchase and sale customer contracts and natural gas supply opportunities.  We amortize our intangible assets on a straight-line basis over the weighted average useful lives of the underlying assets, representing the period over which the asset is expected to contribute directly or indirectly to our future cash flows.

We evaluate the carrying value of our intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  In assessing the recoverability of intangibles, we compare the carrying value to the undiscounted future cash flows the intangibles are expected to generate.  If the total of the undiscounted future cash flows is less than the carrying amount of the intangibles, the intangibles are written down to their fair value.  We have not recorded any impairments in 2006 or 2005.

Deferred Income Taxes

We account for income taxes using the asset and liability method.  Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial reporting and the tax basis of existing assets and liabilities.  The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.  In addition, we recognize future tax benefits to the extent that such benefits are more likely than not to be realized.

Derivative Financial Instruments

We use a variety of derivative financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to create offsetting positions to specific commodity price, interest rate and foreign currency exposures.  Under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS No. 133’’) all derivative financial instruments are recorded in the balance sheet at their fair value. We record the fair value of derivative financial instruments in the balance sheet as current and long-term assets or liabilities on a net basis by counterparty.  For those instruments that qualify for hedge accounting, the accounting treatment depends on each instrument’s intended use and how it is designated.

In implementing our hedging programs, we have established a formal analysis, execution and reporting framework that requires the approval of the Board of Directors or a committee of senior management. We employ derivative financial instruments in connection with an underlying asset, liability and/or anticipated transaction and we do not use derivative financial instruments for speculative purposes.

Derivative financial instruments qualifying for hedge accounting treatment that we use can generally be divided into three categories: 1) cash flow hedges, 2) fair value hedges and 3) foreign currency hedges.  We enter into cash flow hedges to mitigate the variability in cash flows associated with forecasted commodity and interest rate transactions.  We enter into fair value hedges to hedge the value of a recognized asset or liability.  We enter into foreign currency hedges to hedge the variability in cash flows related to forecasted transactions denominated in a foreign currency.

Price assumptions we use to value the cash flow, fair value and foreign currency hedges can affect the values at which these financial instruments are recorded in our Consolidated Statements of Financial Position. We value our derivative financial instruments using published market price information, where available, or quotations of executable bids and offers from over-the-counter (“OTC”) market makers. The valuations also reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions, modeling risk, credit risk of our counterparties and operational risk. The amounts reported in our consolidated financial statements change quarterly as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

At inception, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. We also assess, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in the hedging transactions are highly effective in offsetting changes in cash flows, the fair value of the hedged item or the foreign currency exposure. Furthermore, we regularly assess the creditworthiness of counterparties to manage against the risk of default. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.

Changes in the fair values of our derivatives designated as cash flow hedges, to the extent that the hedges are determined to be highly effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Any ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings. For fair value and foreign currency hedges, we determine the change in value of the financial instrument which is taken into earnings. In conjunction with this, the change in the fair value of the hedged item is also calculated and taken into earnings each period. To the extent that the two valuations offset, the hedge is effective and net earnings is not affected.

Commitments, Contingencies and Environmental Liabilities

We record a liability for ongoing compliance with environmental regulations that relate to past or current operations when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Our estimates of the liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other factors. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual costs or new information and are included in our Consolidated Statements of Financial Position in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage separately from the liability and, when recovery is probable, we record and report an asset separately from the associated liability in our consolidated financial statements.

We recognize liabilities for other contingencies when, after fully analyzing the available information, we determine it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount, or if no amount is more likely than another, the minimum of the range of probable loss.

Foreign Currency Translation

Our functional currency for our foreign subsidiaries is the Canadian dollar. The results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period.  We translate the assets and liabilities for our foreign subsidiaries into U.S. dollars using the exchange rate on the balance sheet date. Gains and losses resulting from these foreign currency translation adjustments are included as a component of accumulated other comprehensive income.

Post-Employment Benefits

We maintain both defined benefit and defined contribution pension plans. We determine pension costs and obligations for the defined benefit pension plans using the projected benefit method and record charges to earnings as services are rendered. Contributions we make to the defined contribution plans are expensed as incurred.

We also provide post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years the employees render service.

Recent Accounting Pronouncements Not Yet Adopted

Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109.  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  We are currently evaluating the effect this pronouncement will have on our Consolidated Statement of Financial Position.

Accounting for Defined Benefit Pension and Other Postretirement Plans

In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 123(R).  This Statement requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the Statement of Financial Position.  Additionally, changes in the funded status of a company’s defined benefit plan are required to be recognized through accumulated other comprehensive income in the year in which the changes occur.  We are currently evaluating the effect this pronouncement will have on our Consolidated Statement of Financial Position.

Fair Value Measurements

In September 2006, FASB issued FASB Statement No. 157, Fair Value Measurements.  This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement.  The statement is effective for fiscal years beginning after November 15, 2007, and with limited exceptions is to be applied prospectively as of the beginning of the fiscal year initially adopted.  We do not expect our adoption of this pronouncement to materially effect our financial statements.  However, adoption of this pronouncement may affect our disclosures regarding derivative financial instruments and indebtedness.

3.                                      CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

We adopted EITF 04-5 as of January 1, 2006 and have retrospectively restated the balances of our accounts at December 31, 2005 to include the accounts of the Partnership on a consolidated basis pursuant to the provisions of EITF 04-5.  Prior to our adoption of EITF 04-5, we accounted for our investment in the Partnership using the equity method of accounting as prescribed by Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock.  We are the sole general partner of the partnership and as such we exercise control over it.  Under the terms of the Enbridge Energy Partners, L.P. (the “Partnership”) partnership agreement, the limited partners have certain protective rights; however, they do not have substantive kick-out rights, nor do they have substantive participating rights, as those terms are defined in EITF 04-5. As a result, we have included the accounts of the Partnership in our consolidated financial statements after elimination of all significant intercompany items.  The following consolidating schedules present our Consolidated Statements of Financial Position before and following consolidation of the Partnership and the related eliminating entries as of September 30, 2006 and December 31, 2005:

Consolidating Statement of Financial Position as of September 30, 2006

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(unaudited; in millions)
ASSETS
Current assets
Cash and cash equivalents	$10.9	$253.6	$264.5	$—	$264.5
Due from affiliates	23.5	10.9	34.4	(10.8)	23.6
Receivables, trade and other, net of allowance of $4.0 million	4.3	114.9	119.2	—	119.2
Accrued receivables	—	378.5	378.5	—	378.5
Loans to affiliates	679.8	—	679.8	—	679.8
Inventory	1.3	175.9	177.2	—	177.2
Other current assets	0.8	12.7	13.5	—	13.5
	720.6	946.5	1,667.1	(10.8)	1,656.3

Long-term loans to affiliates	398.7	—	398.7	—	398.7
Investment in Enbridge Energy Partners, L.P.	859.2	—	859.2	(859.2)	—
Property, plant and equipment, net	245.7	3,509.6	3,755.3	—	3,755.3
Other assets	72.5	116.7	189.2	—	189.2
Goodwill	25.0	265.7	290.7	84.7	375.4

	$2,321.7	$4,838.5	$7,160.2	$(785.3)	$6,374.9
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$74.3	$183.0	$257.3	$—	$257.3
Accrued purchases	—	388.2	388.2	—	388.2
Due to affiliates	15.2	14.5	29.7	(10.8)	18.9
Other current liabilities	—	51.0	51.0	—	51.0
Loans from affiliates	418.2	—	418.2	—	418.2
Current maturities of long-term debt	117.0	31.0	148.0	—	148.0
	624.7	667.7	1,292.4	(10.8)	1,281.6

Long-term debt	—	1,827.4	1,827.4	—	1,827.4
Loans from affiliates	39.0	134.0	173.0	—	173.0
Environmental liabilities	—	4.2	4.2	—	4.2
Other long-term liabilities	36.4	172.3	208.7	—	208.7
Deferred tax liabilities	219.7	—	219.7	—	219.7
	919.8	2,805.6	3,725.4	(10.8)	3,714.6

Commitments and contingencies
Noncontrolling interest	340.7	—	340.7	1,258.4	1,599.1
Shareholder’s equity
Common stock: Authorized – 1,500,000 shares; issued – 817,362 in 2006; no par value	—	—	—	—	—
Partners’ capital	—	2,239.4	2,239.4	(2,239.4)	—
Contributed surplus	532.2	—	532.2	—	532.2
Retained earnings	400.1	—	400.1	—	400.1
Accumulated other comprehensive income	128.9	(206.5)	(77.6)	206.5	128.9
	1,061.2	2,032.9	3,094.1	(2,032.9)	1,061.2

	$2,321.7	$4,838.5	$7,160.2	$(785.3)	$6,374.9

Consolidating Statement of Financial Position as of December 31, 2005

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	EECI Consolidated
	(unaudited; in millions)
ASSETS
Current assets
Cash and cash equivalents	$5.7	$89.8	$95.5	$—	$95.5
Due from affiliates	19.3	20.1	39.4	(5.0)	34.4
Receivables, trade and other, net of allowance of $4.5 million	4.3	109.7	114.0	—	114.0
Accrued receivables	—	615.3	615.3	—	615.3
Loans to affiliates	616.2	—	616.2	—	616.2
Inventory	0.3	138.9	139.2	—	139.2
Other current assets	9.9	11.5	21.4	—	21.4
	655.7	985.3	1,641.0	(5.0)	1,636.0

Long-term loans to affiliates	341.3	—	341.3	—	341.3
Investment in Enbridge Energy Partners, L.P.	526.6	—	526.6	(526.6)	—
Property, plant and equipment, net	232.1	3,080.0	3,312.1	—	3,312.1
Other assets	10.2	104.9	115.1	—	115.1
Goodwill	25.0	258.2	283.2	84.7	367.9

	$1,790.9	$4,428.4	$6,219.3	$(446.9)	$5,772.4

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$35.9	$247.9	$283.8	$—	$283.8
Accrued purchases	—	646.7	646.7	—	646.7
Due to affiliates	7.4	12.5	19.9	(5.0)	14.9
Other current liabilities	—	33.2	33.2	—	33.2
Loans from affiliates	94.8	—	94.8	—	94.8
Current maturities of long-term debt	—	31.0	31.0	—	31.0
	138.1	971.3	1,109.4	(5.0)	1,104.4

Long-term debt	117.0	1,682.9	1,799.9	—	1,799.9
Loans from affiliates	—	151.8	151.8	—	151.8
Environmental liabilities	—	4.8	4.8	—	4.8
Other long-term liabilities	80.6	253.8	334.4	—	334.4
Deferred tax liabilities	191.9	—	191.9	—	191.9
	527.6	3,064.6	3,592.2	(5.0)	3,587.2

Commitments and contingencies
Noncontrolling interest	320.0	—	320.0	921.9	1,241.9
Shareholder’s equity
Common stock: Authorized – 1,500,000 shares; issued – 817,362 in 2005; no par value	—	—	—	—	—
Partners’ capital	—	1,665.9	1,665.9	(1,665.9)	—
Contributed surplus	529.0	—	529.0	—	529.0
Retained earnings	343.7	—	343.7	—	343.7
Accumulated other comprehensive income	70.6	(302.1)	(231.5)	302.1	70.6
	943.3	1,363.8	2,307.1	(1,363.8)	943.3

	$1,790.9	$4,428.4	$6,219.3	$(446.9)	$5,772.4

4.                                      ACQUISITIONS

Olympic Pipe Line

In February 2006, we acquired 65 percent of a refined petroleum products pipeline in the state of Washington from Arco Midcon LLC, a wholly-owned subsidiary of BP Inc. (“BP”), for consideration of approximately $99.8 million.  The pipeline, referred to as the “Olympic Pipe Line,” extends approximately 300 miles from Blaine, Washington, to Portland, Oregon.  The Olympic Pipe Line plays a major role in the transportation infrastructure of the area, supplying up to 325,000 barrels per day of refined petroleum products to the citizens of Seattle and other metropolitan areas in the Pacific Northwest.  We account for our investment in the Olympic Pipe Line using the equity method.  Although we are the majority owner of the Olympic Pipe Line, BP maintains responsibility for the operation and maintenance of the system and continues to have certain decision-making rights.

Oakhill Pipeline

In April 2006, the Partnership acquired, for $33.3 million in cash, an 80-mile natural gas pipeline that is complementary to its existing East Texas system. This pipeline provides approximately 100 MMcf/d of additional transportation capacity and interconnects with approximately 65 central delivery points.

The purchase price and the allocation to assets acquired and liabilities assumed are as follows in millions of dollars:

Purchase Price:
Cash paid, including transaction costs	$33.3
Allocation of purchase price:
Property, plant and equipment, including construction in progress	13.0
Intangibles	12.8
Goodwill	7.5
Total	$33.3

5.                                      INVENTORY

Inventory is comprised of the following:

	September 30, 2006	December 31, 2005
	(in millions)
Material and supplies	$4.3	$8.3
Liquids inventory	18.2	11.4
Natural gas and natural gas liquids inventory	154.7	119.5
	$177.2	$139.2

At September 30, 2006, inventory has been reduced by $16.7 million to reflect the market value being less than the carrying cost of the Natural Gas inventory.

6.                                      PROPERTY, PLANT AND EQUIPMENT, NET

Property, Plant and Equipment is comprised of the following:

	Depreciation Rates	September 30, 2006	December 31, 2005
		(in millions)
Land	—	$14.6	$13.8
Rights-of-way	2.2% - 6.4%	304.8	281.2
Pipeline	0.6% - 10.4%	2,509.5	2,297.6
Pumping equipment, buildings and tanks	2.5% - 14.3%	775.0	674.2
Compressors, meters, and other operating equipment	0.6% - 20.0%	384.4	310.1
Vehicles, office furniture and equipment	0.6% - 33.3%	109.6	111.9
Processing and treating plants	2.7% - 4.0%	84.9	79.0
Construction in progress	—	512.8	397.9
Total property, plant and equipment		4,695.6	4,165.7
Accumulated depreciation		(940.3)	(853.6)
Net property, plant and equipment		$3,755.3	$3,312.1

Based on a third-party study commissioned by management, revised depreciation rates for the Lakehead system were implemented effective January 1, 2006. The annual composite rate, which represents the expected remaining service life of the pipeline system assets, was reduced from 3.20% to 2.63%.

7.                                      DEBT

As discussed in Note 2, we retrospectively adopted the provisions of EITF No. 04-5 and have included the accounts of the Partnership in our Consolidated Statements of Financial Position. Our adoption of this pronouncement had the effect, among other things, of increasing the balance of our consolidated debt but had no effect on our consolidated stockholders’ equity.  Our consolidated third-party indebtedness at September 30, 2006 and December 31, 2005, including the accounts of the Partnership, are presented below.

		September 30, 2006		December 31, 2005
	Maturity	Rate	Dollars	Rate	Dollars

Enbridge Energy Company, Inc.
Senior Notes	2007	8.17%	$117.0	8.17%	$117.0
Enbridge Energy Partners, L.P.
First Mortgage Notes	2011	9.15%	186.0	9.15%	186.0
Senior Notes	2009-2034	5.70%	1,198.6	5.70%	1,198.6
Credit Facility	2010	—	—	—	—
Commercial Paper (1)	2010	5.55%	473.8	4.36%	329.3
Total third part debt			1,975.4		1,830.9

Enbridge Energy Company, Inc.
Current maturities			(117.0)		—
Enbridge Energy Partners, L.P.
Current maturities			(31.0)		(31.0)
Total Current maturities			(148.0)		(31.0)

Total Long-term debt			$1,827.4		$1,799.9

(1)        Individual issuances of commercial paper generally mature in 90 days or less, but are supported by the Partnership’s Credit Facility and are therefore considered long-term debt.

Enbridge Energy Company, Inc.

We have Senior Notes outstanding, which are guaranteed by Enbridge in the aggregate of $117.0 million. Interest on the notes is payable semi-annually with the principal to be paid at maturity in March of 2007.  The Company has entered into cross-currency swaps to convert the principal and interest amounts payable on the Senior Notes to Canadian dollars, see Note 12.

Enbridge Energy Partners, L.P.

The Partnership’s creditors, generally, do not have any recourse against the Company for indebtedness incurred by the Partnership with the exception of the First Mortgage Notes for which the creditors do have recourse against the Company.

First Mortgage Notes

The First Mortgage Notes (“Notes”) are collateralized by a first mortgage lien on substantially all of the property, plant and equipment of Enbridge Energy, Limited Partnership (the “Lakehead Partnership”) and are due and payable in equal annual installments of $31.0 million until their maturity in 2011. Property, plant and equipment of the Lakehead Partnership were $1,394.4 million and $1,384.2 million as of September 30, 2006 and December 31, 2005, respectively. The Notes contain various restrictive covenants applicable to the Partnership, and restrictions on the incurrence of additional indebtedness, including compliance with certain debt issuance tests. Under the Notes agreements, the Partnership cannot make cash distributions more frequently than quarterly in an amount not to exceed Available Cash as defined in the Partnership agreement for the immediately preceding calendar quarter. If the Notes were to be paid prior to their stated maturities, the Note agreements provide for the payment of a redemption premium by the Partnership.

Under the terms of the Notes, the Partnership is required to establish, at the end of each quarter, a debt service reserve. This reserve includes an amount equal to 50 percent of the prospective Notes interest payments for the immediately following quarter and an amount for Note sinking fund repayments. At September 30, 2006 and December 31, 2005, there was no required debt service reserve, as all required interest and sinking fund payments had been made.

Senior Notes

All of the Partnership’s Senior Notes pay interest semi-annually and have varying maturities and terms as outlined below. The Partnership’s Senior Notes do not contain any covenants restricting the issuance of additional indebtedness and rank equally with all of the Partnership’s existing and future unsubordinated indebtedness.

	Interest	September 30,	December 31,
Senior Notes	Rate	2006	2005
		(in millions)
Senior Notes maturing in 2009	4.00%	$200.0	$200.0
Senior Notes maturing in 2012	7.90%	100.0	100.0
Senior Notes maturing in 2013	4.75%	200.0	200.0
Senior Notes maturing in 2014	5.35%	200.0	200.0
Senior Notes maturing in 2018	7.00%	100.0	100.0
Senior Notes maturing in 2028	7.125%	100.0	100.0
Senior Notes maturing in 2033	5.95%	200.0	200.0
Senior Notes maturing in 2034	6.30%	100.0	100.0
		1,200.0	1,200.0
Unamortized Discount		(1.4)	(1.4)
		$1,198.6	$1,198.6

Credit Facility

In March 2006, the Partnership obtained an increase from $800 million to $1 billion in the aggregate commitment available under the terms of its Credit Facility. At September 30, 2006 and December 31, 2005, the

Partnership had no amounts outstanding under its Credit Facility. The Partnership had letters of credit totaling $59.1 million at September 30, 2006, and $149.3 million at December 31, 2005. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the principal amount of its commercial paper issuances and the balance of its letters of credit outstanding. At September 30, 2006, the Partnership could borrow an additional $465.9 million under the terms of its Credit Facility.

Commercial Paper Program

The Partnership can issue up to $600 million in principal amount of commercial paper under the terms of its commercial paper program. However, the amount of commercial paper the Partnership may issue is reduced by any balance of outstanding letters of credit in excess of $400 million. At September 30, 2006, the Partnership had outstanding $473.8 million of commercial paper, net of unamortized discount of $1.2 million, bearing interest at a weighted average rate of 5.55%. At December 31, 2005, the Partnership had $329.3 million of commercial paper outstanding, net of $0.7 million of unamortized discount, at a weighted average interest rate of 4.36%.  At September 30, 2006, the Partnership could issue an additional $125 million in principal amount under its commercial paper program.

Consolidated Maturities of Third-Party Debt

The scheduled maturities of outstanding third party debt, excluding the market value of interest rate swaps, at September 30, 2006 and December 31, 2005, are summarized as follows:

	September 30, 2006	December 31, 2005
	(in millions)
2006	$31.0	$31.0
2007	148.0	148.0
2008	31.0	31.0
2009	231.0	231.0
2010	504.8	360.3
Thereafter	1,029.6	1,029.6
Total	$1,975.4	$1,830.9

8.                                      ENVIRONMENTAL LIABILITIES

We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to liquid and natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact on the environment of our pipeline operations.

As of September 30, 2006 and December 31, 2005, we have recorded $3.0 million and $4.0 million, respectively, in current liabilities and $4.2 million and $4.8 million, respectively, in long-term liabilities, primarily to address remediation of contaminated sites, materials containing asbestos, management of hazardous waste material disposal, and outstanding air quality measures for certain of our liquids and natural gas assets.

In April 2006, a natural gas release and fire near a valve site on the Partnership’s MidLa natural gas transmission pipeline in Concordia Parish, Louisiana, resulted in property and equipment damage in the area. We have accrued a liability of approximately $1 million for expected claims.

9.                                      DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	September 30, 2006	December 31, 2005
	(in millions)
Net operating loss and other carry forwards	$(56.4)	$(65.5)
Net book basis of assets in excess of tax basis	306.0	281.6
Currency translation adjustment on debt obligations not realized for tax	(12.2)	(9.9)
Net book losses on derivatives not realized for tax	(5.6)	(4.3)
Other	(12.1)	(10.0)
Net deferred tax liabilities	$219.7	$191.9

We have net operating loss carry forwards (“NOLs”) of approximately $155.9 million, expiring in various amounts from 2011 through 2025. Our ability to utilize the carry forwards is dependent upon our generating sufficient taxable income and will be affected by annual limitations under section 382 of the Internal Revenue Code.  We believe it is more likely than not that we will realize the deferred tax assets attributable to NOLs given the reversal of temporary differences in future years.  Therefore, we have not provided a valuation allowance to offset these deferred tax assets.

10.                               RELATED PARTY TRANSACTIONS

We routinely enter into borrowing and lending arrangements with our affiliates.  The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

	Currency	Rate *	Maturity	September 30, 2006	December 31, 2005
				(principal outstanding; in millions)
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	Demand	$0.9	$0.9
Enbridge Inc	Canadian	CDOR + 0.35%	Demand	477.8	447.4
Enbridge Inc	Canadian	0%	Demand	8.4	13.5
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	182.6	150.7
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	4.5	3.7
Enbridge Inc	Canadian	0%	Demand	5.6	—
Total current loans to affiliates				$679.8	$616.2

Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	7.80%	2013	$151.7	$145.2
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	205.0	196.1
Olympic Pipe Line Company	U.S.	LIBOR + 3.0%	2007	3.0	—
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	—
Total long-term loans to affiliates				$398.7	$341.3

Current loans from affiliates
Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc.	U.S.	100% AFR	Demand	$261.9	$—
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	105.4	94.8
Enbridge Inc.	U.S.	90% AFR	Demand	50.9	—
Total current loans from affiliates				$418.2	$94.8

	Currency	Rate *	Maturity	September 30, 2006	December 31, 2005
Long-term loan from affiliates
Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC	U.S.	6.60%	2007	$134.0	$151.8
Enbridge Energy Company, Inc.
Enbridge Hungary Liquidity Management LLC	U.S.	7.14%	2011	39.0	—
Total long-term loans from affiliates				$173.0	$151.8

*AFR – Applicable Federal Rate

*CDOR Canadian Depository Offering Rate

*LIBOR London Interbank Offered Rate

11.                               COMMITMENTS AND CONTINGENCIES

Oil and Gas in Custody

Our Liquids systems transport crude oil and natural gas liquids owned by our customers for a fee. The volume of liquid hydrocarbons in our pipeline systems at any one time approximates 25 million barrels, virtually all of which is owned by our customers. Under terms of our tariffs, losses of crude oil from identifiable incidents not resulting from our direct negligence may be apportioned among our customers. In addition, we maintain adequate property insurance coverage with respect to crude oil and natural gas liquids in our custody.

Approximately 50 percent of the natural gas volumes on our natural gas assets are transported for customers on a contractual basis. We purchase the remaining 50 percent and sell to third-parties downstream of the purchase point. At any point in time, the value of customers’ natural gas in the custody of our natural gas systems is not material to us.

IRS Legal Proceedings

The IRS has challenged Midcoast Energy Inc., formerly known as Enbridge Midcoast Energy Resources Inc. (Midcoast) tax treatment on its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas.  The IRS position, if sustained, could decrease the U.S. tax basis for the pipeline assets, which could reduce our earnings by up to approximately $60 million, although the immediate cash tax impact would be significantly less. We believe the tax treatment of the acquisition and related tax deductions claimed were appropriate and intend to vigorously litigate this matter in U.S. District Court (Houston) which is scheduled for trial in late 2007.

We maintain reserves for income taxes, which include amounts estimated to be adequate to compensate for contingent liabilities arising from tax positions.  While fully supportable in our view, these tax positions, if challenged by the tax authorities, may not be fully sustained on review.

Legal Proceedings

We are also a participant in various legal proceedings arising in the ordinary course of business.  Some of the proceedings are covered in whole or in part, by insurance.  We believe that the outcome of all these proceedings will not, individually or in the aggregate have a material adverse effect on our financial condition unless otherwise indicated.

12.                               FINANCIAL INSTRUMENTS

Fair Value of Debt Obligations

The table below presents the carrying amounts and approximate fair values of our and the Partnership’s third-party debt obligations.  As of September 30, 2006 and December 31, 2005, the carrying amounts of our and the Partnership’s financial instruments, including cash, cash equivalents, trade receivables, payables, intercompany advances, loans to and from affiliates and commercial paper borrowings are representative of fair value because of the short-term nature of these instruments.  The fair values of our and the Partnership’s third-party debt obligations have been determined based on quoted market prices for the same or similar issues:

	September 30, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Commercial paper	$473.8	$473.8	$329.3	$329.3
Credit Facility	—	—	—	—
9.15% First Mortgage Notes	186.0	201.7	186.0	207.9
8.17% Senior notes due 2007	117.0	118.3	117.0	121.5
4.00% Senior notes due 2009	199.9	193.0	199.9	193.0
7.90% Senior notes due 2012	99.9	111.0	99.9	113.8
4.75% Senior notes due 2013	199.8	188.6	199.8	190.8
5.35% Senior notes due 2014	199.9	193.2	199.9	196.7
7.00% Senior notes due 2018	99.8	108.1	99.8	111.4
7.125% Senior notes due 2028	99.8	109.4	99.8	113.0
5.95% Senior notes due 2033	199.7	187.1	199.7	193.1
6.30% Senior notes due 2034	99.8	97.6	99.8	100.8

Interest Rate Derivatives

We enter into fixed to floating rate interest rate swaps to manage the effect of future interest rate movements on the Partnership’s interest costs. We also enter fixed to floating rate interest rate swaps to manage the fair value of the Partnership’s debt issuances. All of our interest rate derivatives are employed in connection with an underlying asset, liability and/or anticipated transaction and are not entered into with the objective of speculating on interest rates.  The following table summarizes our interest rate derivatives outstanding:

				Fair Value
Notional	Partnership			September 30,	December 31,
Principal	Pays	Receives(2)	Maturity Date	2006	2005
				(dollars in millions)
Floating to Fixed rate interest rate swaps:
$30.0	3.18%	LIBOR	January 18, 2006	$—	$0.1
$30.0	3.18%	LIBOR	January 20, 2006	—	0.1
$30.0	3.20%	LIBOR	January 27, 2006	—	0.1
$30.0	3.22%	LIBOR	January 30, 2006	—	0.1
$30.0	3.21%	LIBOR	February 3, 2006	—	0.1
$50.0	4.715%	LIBOR	January 20, 2007	0.2	—
$50.0	4.738%	LIBOR	January 24, 2007	0.2	—
$50.0	4.740%	LIBOR	February 3, 2007	0.2	—
$50.0	4.750%	LIBOR	February 8, 2007	0.2	—
$50.0	5.158%	LIBOR	April 3, 2007	0.1	—
$50.0	5.163%	LIBOR	April 10, 2007	0.1	—
$50.0	5.165%	LIBOR	April 17, 2007	0.1	—
$50.0	5.175%	LIBOR	April 25, 2007	0.1	—
$50.0	4.37%	LIBOR	June 1, 2013	1.6	1.0
$50.0	4.3425%	LIBOR	June 1, 2013	1.7	1.1
$25.0	4.31%	LIBOR	June 1, 2013	0.8	0.5
$100.0	5.591%	LIBOR	November 1, 2016	(3.3)	—
$75.0	5.593%	LIBOR	November 1, 2016	(2.5)	—
$75.0	5.582%	LIBOR	November 1, 2016	(2.4)	—

				Fair Value
Notional	Partnership			September 30,	December 31,
Principal	Pays	Receives(2)	Maturity Date	2006	2005
				(dollars in millions)
Fixed to Floating rate interest rate swaps:
$ 50.0	LIBOR-21bps	4.75%	June 1, 2013	$(0.5)	$0.2
$ 50.0	LIBOR-21bps	4.75%	June 1, 2013	(0.5)	0.2
$ 25.0	LIBOR-25bps	4.75%	June 1, 2013	(0.2)	0.2

(1)        A bps refers to a basis point. One basis point is equivalent to 1/100th of 1%.

(2)        LIBOR refers to the London Interbank Offered Rate.

Our floating to fixed rate interest rate swaps maturing in 2007 and 2016 qualify for and have been designated cash flow hedges of interest payments on $400 and $250 million, respectively, of our variable rate indebtedness and therefore, the changes in fair value of these derivatives are recorded as increases or decreases in Accumulated other comprehensive income.  The floating to fixed rate and fixed to floating rate interest rate swaps maturing in 2013 do not qualify as cash flow or fair value hedges.

Commodity Price Derivatives

Our exposure to commodity price risk exists predominantly within the Partnership.  We use derivative financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks resulting from fluctuations in commodity prices. Based on our risk management policies, all of the Partnership’s derivative financial instruments are employed in connection with an underlying asset, liability and/or anticipated transaction and are not entered into with the objective of speculating on commodity prices.

The following table provides summarized information about the fair values of our outstanding commodity derivative financial instruments at September 30, 2006 and December 31, 2005:

	September 30, 2006					December 31, 2005
		Wtd Avg Price		Fair Value		Fair Value
	Notional	Receive	Pay	Asset	Liability	Asset	Liability
				(in millions)
Swaps
Natural gas (1)
Receive variable/ pay fixed	120,817,594	$6.67	$7.43	$37.5	$(130.2)	$511.0	$(12.7)
Receive fixed/ pay variable	153,186,732	6.54	7.14	115.3	(185.6)	15.1	(790.4)
Receive variable/ pay variable	69,048,069	7.28	7.26	5.1	(4.0)	8.0	(5.3)
NGL(2)
Receive variable/ pay fixed	124,761	38.57	44.18	—	(0.7)	—	—
Receive fixed/ pay variable	8,837,173	37.91	40.27	18.4	(38.2)	—	(60.3)
Crude(2)
Receive fixed/ pay variable	1,261,164	48.85	67.21	—	(21.6)	0.2	(22.0)
Options—calls
Natural gas (1)	1,918,000	7.58	4.31	—	(5.8)	—	(9.5)
Options—puts
Natural gas (1)	1,887,000	7.63	3.40	0.2	—	0.1	—
Totals				$176.5	$(386.1)	$534.4	$(900.2)

(1)       Notional amounts for natural gas are recorded in millions of British thermal units (“MMBtu”).

(2)       Notional amounts for NGL and Crude are recorded in Barrels (“Bbl”).

Derivative Financial Instruments

Our derivative financial instruments are included at their fair values in the Consolidated Statements of Financial Position as follows:

	September 30, 2006	December 31, 2005
	(in millions)
Other current assets	$5.9	$5.8
Other assets, net	5.9	4.2
Accounts payable and other	(115.6)	(129.2)
Other long-term liabilities	(161.3)	(285.0)
	$(265.1)	$(404.2)

The decrease in our obligation associated with derivative activities is primarily due to the decline in current and forward natural gas prices from December 31, 2005 to September 30, 2006. The Partnership’s portfolio of derivative financial instruments is largely comprised of long-term fixed price natural gas sales and purchase agreements.

We do not require collateral or other security from the counterparties to our derivative financial instruments, all of which were rated “BBB+” or better by the major credit rating agencies.

Foreign Exchange Risk

We have financial instruments denominated in Canadian dollars that have exposure to fluctuations in exchange rates. Accordingly, we have entered into foreign exchange contracts to offset the impact of income taxes on gains and losses arising from the translation of these financial instruments.  The contracts represent forward purchases of $91 million Canadian denominated Dollars (“CAD”) in March 2007 at a rate of $1.38 CAD for each United States of America denominated dollar (“USD”).  These forward foreign exchange contracts are recorded at fair market value with the corresponding gains and losses recorded in income. We do not intend to settle these foreign exchange contracts prior to maturity in 2007.  At September 30, 2006, the forward foreign exchange contracts had a fair market value of $15.9 million and are included in Accounts payable and other on our Consolidated Statements of Financial Position.  At December 31, 2005, the forward foreign exchange contracts had a fair market value of $12.3 million payable, and are included in Other long-term liabilities on our Consolidated Statements of Financial Position.

We also have cross-currency swaps to convert the principal and interest amounts payable on the $117.0 million Senior Notes from U.S. dollars to Canadian dollars. The rates and terms of the cross-currency swaps perfectly match the rates and terms of the underlying Senior Notes and any gains/ (losses) flow through Accumulated other comprehensive income. As of September 30, 2006, the cross currency swaps had a fair market value of $35.5 million payable included in Accounts payable and other on our Consolidated Statements of Financial Position.  At December 31, 2005, the cross currency swaps had a fair market value of $29.7 million payable included in Other long-term liabilities on our Consolidated Statements of Financial Position.

13.                               ACCUMULATED OTHER COMPREHENSIVE INCOME - COMPONENTS

The components of accumulated other comprehensive income for the years ended September 30, 2006 and December 31, 2005, are as follows, net of tax:

	September 30, 2006	December 31, 2005
	(dollars in millions)
Foreign currency translation adjustments	$182.0	$137.5
Minimum pension liability adjustments	(0.2)	(0.3)
Unrealized losses in fair value of derivatives	(52.9)	(66.6)
Total	$128.9	$70.6